Exhibit 2.1

MASTER PURCHASE AGREEMENT

by and among

HANCOCK WHITNEY BANK

as Seller

OCM ENGY HOLDINGS, LLC

as Buyer

OCM ENGY HOLDINGS III PT, LP

as ORRI Buyer

OCM ENGY HOLDINGS II CTB, LLC

as Castex Buyer and

OCM ENGY HOLDINGS IV PT, LP

as PR Buyer

July 17, 2020

MASTER PURCHASE AGREEMENT

THIS MASTER PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 17, 2020, by and between HANCOCK WHITNEY BANK, (“Seller”) and OCM ENGY HOLDINGS, LLC, a Delaware limited liability company (“Buyer”), OCM ENGY HOLDINGS III PT, LP (“ORRI Buyer”), OCM ENGY HOLDINGS II CTB, LLC (“Castex Buyer”), and

OCM ENGY HOLDINGS IV PT, LP (“PR Buyer” and together with Buyer, ORRI Buyer, and the Castex Buyer, the “OCM Buyers”).

RECITALS

A.	Seller wishes to sell to the OCM Buyers, and the OCM Buyers wish to purchase from Seller, all of the Purchased Interests, under the terms and subject to the conditions set forth herein.

B.The purpose of this Agreement is to set forth the understandings and agreements of the parties with respect to the terms and conditions pursuant to which Seller will sell the Purchased Interests to the OCM Buyers and the OCM Buyers will purchase the Purchased Interests from Seller.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1Definitions. The following terms shall have the meanings hereinafter respectively set forth.

“Accounting Expert” has the meaning set forth in Section 2.3(d).

“Adequate Protection Order” means, with respect to any Loan, an order of any Bankruptcy Court authorizing or ordering a Borrower or Obligor to make any Adequate Protection Payments to the Lenders.

“Adequate Protection Payments” means, with respect to any Loan Interests, amounts (other than PIK Interest) authorized and/or ordered to be paid by the Bankruptcy Court (if any) as adequate protection for Interest and Accruing Fees on the loans and obligations owed under the related credit agreement pursuant to an Adequate Protection Order that accrue prior to the Cut-Off Date.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing.

“Agency Receipts” means, with respect to any Loan Interest, any amounts received by Seller or any of its Affiliates in their capacity as Agent pursuant to the Loan Documents relating to the related Loan, including, without limitation, fees, charges and other compensation, indemnification and other payments and reimbursements of expenses.

“Agent” means any administrative, collateral, syndication, documentation or other similar agent under the credit agreement relating to a Loan Interest.

“Agent Expenses” means any costs, liabilities, losses, claims, damages and expenses incurred by, and any indemnification claims of, the Agent, for which the Agent has recourse under the Loan Documents and that are attributable or allocable to the Loan Interests.

“Agreement” has the meaning set forth in the preamble hereto.

“Assigned Loan Interests” means a Loan Interest that is assigned at Closing from Seller to Buyer pursuant to a Bi-Lateral Assignment, and is designated as an “Assigned Loan Interest” in the Loan Schedule.

“Assignment and Assumption Agreements” means those certain assignment and assumption agreements between Buyer and Seller dated as of the Closing Date related to Loan Interests (and does not include any Seller Bi-Lateral Loan Interests) substantially in the form specified in the Loan Agreement relating to the applicable Syndicated Loan Interest and otherwise reasonably acceptable to the parties hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statue.

“Bankruptcy Court” means any United States Bankruptcy Court.

“Bankruptcy Proceeding” means a proceeding under the Bankruptcy Code in which a Borrower or other Obligor is a debtor.

“Base Purchase Price” means $257,518,216.00.

“Benefit Plan Investor” means (i) an employee benefit plan (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), that is subject to Title I of ERISA; (ii) a plan described in Section 4975(e)(1) of the Code, that is subject to Section 4975 of the Code, including but not limited to a Keogh plan and an individual retirement account; (iii) any entity whose underlying assets include plan assets by reason of investment by such employee benefit plans or plans in such entity; and (iv) under certain circumstances, all or a portion of the general account of a life insurance company or a wholly owned subsidiary thereof.

“Bi-Lateral Assignments” means those certain assignment and assumption agreements between Buyer and Seller dated as of the Closing Date related to Seller Bi-Lateral Loan Interests (and does not include any Syndicated Loan Interests) in a form reasonably acceptable to the parties hereto.

“Borrower” means any borrower identified in the Loan Documents relating to a Loan Interest.

“Business Day” means any day of the week other than Saturday, Sunday, or a day which is a legal holiday in New York, or a day on which national banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Buyer” has the meaning set forth in the preamble hereto.

“Cash Collections” has the meaning set forth in the definition of “Purchase Price.” “Cash Expenditures” has the meaning set forth in the definition of “Purchase Price.” “Castex” means Castex Energy 2005 HoldCo, LLC.

“Castex Buyer” means OCM ENGY Holdings II CTB, LLC, a Delaware limited liability company.

“Castex LLCA” means the Limited Liability Company Agreement of Castex dated March 14, 2018.

“Closing” means the consummation of the transfer of the Purchased Interests from Seller to Buyer pursuant to the terms hereof.

“Closing Date” means the date on which the Closing occurs.

“Closing Purchase Price” means Seller’s good faith estimate of the Purchase Price (calculated in accordance with the definition thereof) provided to the Buyer no later than 7:00 p.m. New York City time on July 17, 2020, which shall include a worksheet showing the calculation of all adjustments made to the Base Purchase Price in arriving at the Closing Purchase Price and reasonable supporting documentation for all such calculations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means any Lender Obligation consisting of an obligation to fund loans or make advances to, or purchase participations in, loans or advances to or letters of credit issued for, any Borrower, or any other funding liability, in each case pursuant to any Loan Documents relating to the Loan Interests (other than Agent Expenses).

“Confidential Information” means the fact that this Agreement or any other agreement contemplated therein (other than the documentation pursuant to which the transfer of the Purchased Interests to Buyer is effected) exists, that discussions are taking or have taken place concerning the transactions contemplated thereby, and any terms, conditions or other facts with respect thereto, including the status thereof, any material non-public information concerning Seller, Buyer or any of its respective Affiliates with which the other party or its Affiliates came or may come into contact in the course of the transactions contemplated by this Agreement; provided, however, that “Confidential Information” does not include (i) information that is or becomes available to the public other than as a result of a breach by the disclosing party or any of its Affiliates of this Agreement, (ii) information that a party or any of its Affiliates can establish by competent proof was within its possession on a non-confidential basis prior to it being provided to it or such Affiliate, or (iii) information that becomes available to a party or any of its respective Affiliates on a non-confidential basis from a source other than the other party or any of its Affiliates or representatives, which source is not, to the knowledge of the disclosing party or any of its Affiliates, after due inquiry, prohibited from disclosing such information by any legal, contractual or fiduciary obligation.

“Consent Requests” means the requests pursuant to which the Seller has requested the administrative agent, under Syndicated Loan Interests, to obtain the required consent to assign the relevant Loan Interest to Buyer pursuant to the Assignment and Assumption Agreements in order to effect the Elevation of the corresponding Participation Interest under the Master Participation Agreement.

“Cut-Off Date” means June 30, 2020.

“Data Site” means the electronic data room to which representatives of OCM Buyers and its Affiliates were granted access by Seller in connection with the transactions contemplated hereby (as updated through 5:00 p.m. New York time on the Business Day prior to the Closing Date).

“Defaulted Loan Interest” means a Loan Interest with respect to which any of the following has occurred with the related Loan:

(a)a payment default at the maturity (whether by acceleration or otherwise) of such Loan;

(b)a payment default continuing for a period of 30 days or more in respect of such Loan;

(c)an enforcement action has been taken in respect of such Loan;

(d)a Bankruptcy Proceeding has been instituted with respect to an Obligor under such Loan;

(e)an Obligor under such Loan admits in writing an inability to pay its debts generally as they become due or enters into an assignment for the benefit of its creditors; or

(f)except in the case of a payment default, Seller’s Knowledge exists that an Obligor is in default (with all applicable grace periods having expired) irrespective of whether the Lenders has entered into a forbearance agreement with respect to such default.

“Diligence Responses” means the diligence responses provided by Seller to Buyer in connection with diligence requests made by Buyer in connection with the transaction contemplated hereby.

“Elevation” has the meaning assigned to such term in the Master Participation Agreement.

“Elevation Date” has the meaning assigned to such term in the Master Participation Agreement.

“Encumbrance” means any mortgage, pledge, lien, security interest, restriction, charge, option, right of first refusal, hypothecation or encumbrance or other adverse claim against title of any kind.

“Equity Interest” means any equity interest granted to or received by Seller (and held by Seller as of the Cut-Off Date) pursuant to any Loan Document (including any Underlying Collateral Document) or by way of Bankruptcy Proceedings, foreclosure or workout or sale pursuant to the Uniform Commercial Code with respect to any Loan, including, without limitation, the equity interests listed on the Equity Interest Schedule.

“Equity Interest Schedule” means the schedule of equity interests attached hereto as Schedule 2.

“Excluded Information” has the meaning set forth in Section 10.8.

“Governmental Authority” means any federal, state, or other governmental department, agency, institution, authority, regulatory body, court or tribunal, foreign or domestic, and includes arbitration bodies, whether governmental, private or otherwise and other entities exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnified Taxes” means all Taxes, other than Transfer Taxes, imposed on or incurred by the Seller with respect to its ownership of the Purchased Interests or the operation of the Renaissance ORRI or the production of hydrocarbons or the receipts of proceeds therefrom for any Tax periods ending on or before the Closing Date (including, for any Straddle Period, all Taxes of the Seller that relate to the portion of such Straddle Period ending on the Closing Date). For the avoidance of doubt, Indemnified Taxes shall not include any Taxes imposed or incurred with respect to (i) any Tax period beginning after the Closing Date or (ii) for any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Independent Accountant” means a Big Four accounting firm that is not, at the time of determination, the independent auditor of the ultimate parent of any OCM Buyer or Seller.

“Interest and Accruing Fees” means, with respect to any Loan Interest, all interest and accruing ordinary course fees (such as commitment, facility, letter of credit and other similar fees) that are paid in connection with the Loans and Commitments (if any) pursuant to the applicable Loan Documents; provided that Interest and Accruing Fees shall not include any PIK Interest.

“Interest Rate” means the Federal Funds Rate (as defined in the Master Participation Agreement).

“Lender” means a lender under a credit agreement relating to a Loan Interest and its successors and permitted transferees and assigns.

“Lender Obligations” means all obligations, liabilities and commitments of a holder of a Loan Interest pursuant to and in accordance with any of the Loan Documents, including the commitment to make advances of funds to or for the benefit of a Borrower thereunder.

“Loan” means a loan listed on the Loan Schedule.

“Loan Agreement” means with respect to each Loan Interest the credit agreement (or equivalent loan or other financing agreement or document) specified as such in the Loan Schedule (including all restatements, waivers, supplements, amendments and other modifications entered into from time to time pursuant thereto or in connection therewith), in each case, as amended, supplemented or otherwise modified from time to time.

“Loan Documents” means, with respect to each Loan Agreement and all guarantees, promissory notes, security agreements, mortgages, deeds of trust, control agreements or similar arrangements, pledge agreements, collateral or absolute assignments, collateral agreements, letters of credit, irrevocable proxies, powers of attorney, other security instruments, legal opinions, title policies, letters of credit, reimbursement agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements, disqualified or ineligible institution, entity, competitor and similar lists, written consents, written releases, default notice letters, reservation of rights letters, restructuring agreements, plan or restructuring support agreements, and all other agreements, documents or instruments executed and delivered from time to time in connection therewith, in each case including amendments, restatements, supplements, or other modifications of the foregoing documents and as amended, restated, supplemented or otherwise modified from time to time, including, to the extent Seller is a party or otherwise bound, agreements among lenders, lender voting agreements, lender lock-up agreements, restructuring agreements, plan or restructuring agreements

“Loan Interest” means all rights and interests of Seller in and to a Loan. “Loan Schedule” means the schedule of loans attached hereto as Schedule 1.

“Master Participation Agreement” means that certain Master Participation Agreement between Buyer and Seller dated as of the Closing Date, including the collateral annex attached thereto in the form attached hereto as Exhibit A unless otherwise agreed by the parties and subject to the updating of the “Schedules” attached thereto with respect to amounts required to be represented as of the Closing Date for each Participation Interest.

“Material Loan Documents” means, with respect to any Loan Interest, the Loan Agreement relating to such Loan Interest and all intercreditor agreements, subordination agreements, waivers and amendments executed in connection therewith, in each case as currently in effect.

“Material Related Agreements” means, with respect to any Equity Interest, the Renaissance ORRI, or the agreement pursuant to which such Purchased Interest was granted, acquired by Seller or any Affiliate thereof, and all amendments thereto, as currently in effect.

“Non-Recurring Fees” means amendment, consent, waiver and other similar non-ordinary course fees that are paid in connection with the Loan Interests and Commitments (if any) pursuant to the Loan Documents (as amended, supplemented, restructured or otherwise modified) and any other amounts paid in connection with the Loan Interests and Commitments (if any) pursuant to the Loan Documents (as amended, supplemented, restructured or otherwise modified) and not constituting Interest and Accruing Fees or PIK Interest.

“Note” means, with respect to any Loan Interest, any promissory note or other instrument evidencing the Borrower’s repayment obligation with respect thereto and all amendments, modifications or supplements thereto.

“Notice of Objection” has the meaning set forth in Section 2.3(c).

“Obligor” means, with respect to any Loan Interest, any Person (other than the Borrower(s), the Lender(s) and any Agent(s) under the related Loan Agreement) that is obligated under the related Loan Documents.

“OCM Buyers” has the meaning set forth in the preamble hereto.

“ORRI Buyer” means OCM ENGY Holdings III PT, LP, a Delaware limited liability company.

“Participation Interests” means the participations granted to Buyer under the Master Participation Agreement.

“Payment Rights Agreements” means those certain Payment Rights Agreements between Seller and PR Buyer dated as of the Closing Date in the form attached hereto as Exhibit B unless otherwise agreed by the parties.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” means any paid-in-kind interest, fees or other amounts paid or payable in kind in connection with a Loan and any related Commitments pursuant to the Loan Documents or any related Adequate Protection Order.

“PR Buyer” has the meaning set forth in the preamble hereto.

“Purchase Price” means the Base Purchase Price adjusted, without duplication, by subtracting the sum of all cash payments relating to any Loans, Equity Interests and any other Purchased Interests received by Seller or any of its Affiliates after the Cut-Off Date and prior to the Closing (including, without limitation, principal payments and interest payments, in each case whether scheduled or unscheduled, fee payments, cost reimbursements, all amounts paid in full satisfaction of all obligations of all Borrowers under the Loan Documents relating to any Loan, as applicable, by way of repayment or refinancing and cash dividends and distributions, but excluding any Seller Accruals and Agency Receipts) (such cash payments collectively, “Cash Collections”), and adding the sum of (A) all Commitments and Agent Expenses funded by the Seller after the Cut-Off Date and prior to the Closing pursuant to the Loan Documents relating to any Loan Interests and (B) any other costs and expenses paid by Seller with respect to the Equity Interests and any other Purchased Interests after the Cut-Off Date and prior to the Closing (such amounts collectively, “Cash Expenditures”).

“Purchased Interests” means the Participation Interests, the Equity Interests, the rights and obligations under the Payment Rights Agreements and the Renaissance ORRI.

“Reconciliation Statement” has the meaning set forth in Section 2.3(b).

“Related Agreements” means any agreements governing an Equity Interest or the Renaissance ORRI, or to which such Equity Interest or Renaissance ORRI is subject, including the agreement or agreements pursuant to which such Equity Interest or Renaissance ORRI was granted or acquired by Seller or any Affiliate thereof, and all amendments thereto, as currently in effect.

“Renaissance ORRI” means the overriding royalty interests granted by Renaissance Offshore, LLC in favor of Seller pursuant to that certain Conveyance of Overriding Royalty Interests dated as of June 11, 2020, made by Renaissance Offshore, LLC to Seller and each of the other parties identified thereto.

“Renaissance ORRI Transfer Agreement” means the agreement between Seller and ORRI Buyer dated as of the date hereof governing the terms and conditions pursuant to which the Renaissance ORRI will be transferred from Seller to ORRI Buyer.

“Retained Obligations” means, with respect to any Purchased Interest, all obligations and liabilities of Seller and any Affiliate of Seller relating to such Purchased Interest that (i) result from facts, events or circumstances arising or occurring prior to the Cut-Off Date, (ii) result from the breach, prior to the Closing Date, by Seller of its representations, warranties, covenants or agreements under this Agreement or any Related Agreement, (iii) result from the bad faith, gross negligence, or willful misconduct of Seller, any Affiliate of Seller, prior to the Closing Date, (iv) are attributable to the actions or obligations of Seller, any Affiliate of Seller, prior to the Closing Date, in any capacity other than as a Lender under the Loan Documents relating to such Loan Interest, or an owner of equity interests under the Related Agreements relating to such Equity Interest, or holder of the Renaissance ORRI, (v) result from any responsibility or obligation to reimburse Castex pursuant to Sections 6.5 and 7.3(b) of the Castex LLCA and are attributable to owning any Equity Interest in Castex for U.S. federal income tax purposes on or prior to the Closing Date or (vi) are Indemnified Taxes.

“Scheduled Closing Date” means July 21, 2020 or; provided, that if Closing does not occur on such date, the Scheduled Closing Date shall be the next succeeding Business Day on which the conditions to Closing set forth in Article 6 can be satisfied.

“Securities Act” has the meaning set forth in Section 3.1(g).

“Securities Purchase Agreements” means those certain Securities Purchase Agreements between Seller and Buyer or an Affiliate of Buyer dated as of the date hereof pursuant to which Seller will assign and delegate Seller’s rights and obligations to Buyer or such Affiliate with respect to the Equity Interests and the Related Agreements.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Accruals” means, in respect of a Loan Interest, any Interest and Accruing Fees, Non-Recurring Fees, other fees, indemnity payments, expense reimbursements and Adequate Protection Payments that have been paid or accrued during, or to the extent relating to, the period on or prior to the Cut-Off Date.

“Seller Bi-Lateral Loan Interests” means any Loan Interest with respect to which Seller is the only Lender of record with respect to such Loan Interest.

“Seller Disclosure Schedule” means the Disclosure Schedule prepared by Seller which is attached as Schedule 3.

“Seller’s Knowledge” means the actual knowledge of Michael Achary, Kevin Rafferty, or Richter Fridman, each of whom Seller represents and warrants are officers or employees of Seller, as of the date hereof, with responsibility for the ongoing administration and management of the Loan Interests and Purchased Interests.

“Straddle Period” means any Tax period beginning before and ending after the Closing

Date.

“Syndicated Loan Interest” means any Loan Interest with respect to which there is a syndicate of Lenders (including Seller) in which there exists an administrative agent.

“Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, production, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability of for the payment of any amounts of the type described in clause (a) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Transaction Documents” means this Agreement, the Master Participation Agreement, the Securities Purchase Agreements, the Renaissance ORRI Transfer Agreement, the Payment Rights Agreements, the Assignment and Assumption Agreements, the Bi-Lateral Assignments and any other agreements or documents executed or to be executed between Buyer and Seller, in connection with the transactions contemplated hereby or thereby (other than any Loan Documents or Related Agreements).

“Transfer Taxes” has the meaning set forth in Section 2.4.

“Underlying Collateral” means, with respect to any Loan Interest, any and all property, whether tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, in or over which an Encumbrance has been, or is purported to have been, granted to (or otherwise created) for the benefit of the Lenders under the Loan Documents relating to such Loan Interest.

“Underlying Collateral Documents” means, with respect to any Loan Interest, any mortgage, deed of trust, pledge agreement, security agreement, guaranty, assignment, collateral agreement, stock power or other agreement of any kind securing in any manner the performance or payment by any Borrower or Obligor of its obligations or the obligations of any other Borrower or any Obligor pursuant to the related Loans or Notes.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issues of perfection of security interests.

             ARTICLE 2

PURCHASE OF INTERESTS

2.1Purchase and Sale of Interests. At the Closing, in consideration of and conditioned upon the payment by Buyer to Seller of the Closing Purchase Price on the Closing Date (a) Seller shall participate, grant, transfer and convey to Buyer, without recourse except as specifically provided herein or in the Master Participation Agreement, all of the Participation Interests, and Buyer shall accept such grant, transfer and conveyance and assume, as of the Closing, all of the obligations, duties and liabilities in connection with such Participation Interests each in accordance with the terms and conditions set forth in the Master Participation Agreement, (b) Seller shall sell a payment right to PR Buyer with respect to the Loan Interests set forth in the Payment Rights Agreement and Buyer shall acquire such payment right each in accordance with the terms and conditions set forth in such Payment Rights Agreement, (c) Seller and Buyer or Castex Buyer, as applicable, shall effectuate the transfer and assignment of the Equity Interests in accordance the terms and conditions of the Securities Purchase Agreement, and (d) Seller and ORRI Buyer shall effectuate the transfer and assignment of the Renaissance ORRI from Seller to ORRI Buyer in accordance with the terms and conditions of the Renaissance ORRI Transfer Agreement; provided that in no event will an OCM Buyer or any Affiliate of an OCM Buyer assume, or otherwise be liable for, any Retained Obligations.

2.2Closing Date Elevations. On the Closing Date, Seller will assign, transfer and convey and delegate the Assigned Loan Interests to Buyer, and Buyer shall assume and acquire the Assigned Loan Interests from Seller. For purposes of the Master Participation Agreement, the Assigned Loan Interests shall be considered to have been elevated as of Closing Date, immediately following the effectiveness of the grant of the Participation Interests under the Master Participation Agreement, and the Elevation Date of such Assigned Loan Interests shall be the Closing Date.

2.3Payment of Purchase Price; Adjustments.

(a)Closing Purchase Price. At the Closing, Buyer, on behalf of the OCM Buyers, shall pay to Seller an amount equal to the Closing Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller and the OCM Buyers’ obligation to purchase, and Seller’s obligation to sell, the Purchased Interests (subject to the terms and conditions set forth in Section 2.1 above) at the Closing shall be absolute and irrevocable.

(b)Post-Closing Adjustments. After the Closing Date, Seller or an OCM Buyer may from time to time, within sixty (60) calendar days of the Closing Date, submit adjustments, together with reasonably supporting documentation, to the Closing Purchase Price in order to reconcile the Closing Purchase Price to the Purchase Price (any such adjustment a “Reconciliation Statement”). In Buyer preparing such calculations, the Buyer shall be entitled to reasonable access to all relevant books and records of Seller and its Affiliates to the extent relating to the Purchased Interests.

(c)Notice of Objection. The party receiving such a notification will have ten days following delivery of a Reconciliation Statement during which to notify the other party in writing (the “Notice of Objection”) of any objections to such Reconciliation Statement, setting forth in reasonable detail the basis of its objections and, if practical, the U.S. dollar amount of each objection. If the party who received the Reconciliation Statement fails to deliver a Notice of Objection in accordance with this Section 2.3(c), the Reconciliation Statement shall be final and binding on all parties hereto and the purchase price set forth in the Reconciliation Statement shall become the Purchase Price, in each case subject to any adjustments that are required to be made as finally determined pursuant to Section 2.3. Matters included in any Reconciliation Statement to which the receiving party does not object in a Notice of Objection shall be deemed accepted by such receiving party and shall not be subject to further dispute or review. If the receiving party of such Reconciliation Statement timely submits a Notice of Objection, then (i) for 15 Business Days after the date upon which the other party receives the Notice of Objection, Buyer and Seller will each use their commercially reasonable efforts to agree on the calculation of the Purchase Price and (ii) failing such agreement within 15 Business Days of such notice, the matter shall be resolved in accordance with Section 2.3(d).

(d)Resolution. If Buyer and Seller have not agreed on the Purchase Price within 30 Business Days after delivery of a Notice of Objection, then either Buyer or Seller shall have the right to refer the matter for resolution to the Independent Accountant or such other international accounting firm as the parties shall otherwise agree (such firm, the “Accounting Expert”). Within 15 Business Days after the selection of the Accounting Expert, Buyer and Seller shall each deliver to the other party and to the Accounting Expert a notice setting forth in reasonable detail its calculation of the Purchase Price as set forth in the Reconciliation Statement or in the Notice of Objection in each case subject to any modifications to which the parties have agreed. The parties shall instruct the Accounting Expert to consider only those items and amounts set forth in the Reconciliation Statement with which Seller has disagreed pursuant to a Notice of Objection and for which the Buyer and Seller have not resolved their disagreement. When referring the matter for resolution to the Accounting Expert, Buyer and Seller shall instruct the Accounting Expert to, acting as an expert and not an arbitrator, determine the Purchase Price pursuant to and solely in accordance with the definition of such term (and terms used therein) contained in Article 1 hereof, and provide a written description of the basis for such determination, within 30 Business Days after receipt thereof. The Accounting Expert’s determination of the

Purchase Price shall be final and binding on each of the parties hereto subject to any adjustments that are required to be made as finally determined pursuant to Section 2.3. The fees and expenses of the Accounting Expert incurred pursuant to this Section 2.3(d) shall be paid pro rata among Buyer and Seller in accordance with the percentage of the disputed amounts awarded to Buyer or Seller as a result of the Accounting Expert’s decision. Each party shall bear the costs of its own counsel, witnesses (if any) and employees.

(e)Payment. If the Purchase Price, as determined in accordance with Sections 2.3(b) and (c) above, exceeds the Closing Purchase Price, Buyer, on behalf of the OCM Buyers, shall pay to Seller, within five Business Days after the determination of the Purchase Price, an amount equal to the sum of such excess, plus interest on such excess at the Interest Rate from the Closing Date to the date of payment, by wire transfer in immediately available funds to such accounts as may be specified by Seller. If the Purchase Price, as determined in accordance with Sections 2.3(b) and (c) above, is less than the Closing Purchase Price, Seller shall pay to the Buyer, within five Business Days after the determination of the Purchase Price, an amount equal to such deficit plus interest on such deficit at the Interest Rate from the Closing Date to the date of payment, by wire transfer in immediately available funds to an account or accounts specified by the Buyer.

(f)Retained Claims. Nothing in this Section 2.3 shall limit or preclude Seller’s or the OCM Buyers’ respective right to assert a claim for breach by Seller or an OCM Buyer, as the case may be, of any representation or warranty made by Seller or an OCM Buyer, as the case may be, under this Agreement or any other Transaction Document.

(g)Withholding. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable under this Agreement to Seller (and Seller shall indemnify, defend and hold harmless Buyer against) such amounts as may be required to be deducted or withheld therefrom under applicable law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

2.4Transfer Taxes. Each of (i) the OCM Buyers and (ii) Seller shall be responsible for the payment of 50% of all state and local transfer, sales, use, stamp, court or documentary, intangible, recording, filing, registration or other similar Taxes resulting from the transactions contemplated by this Agreement and from the delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Purchased Interest, any Transaction Document, any Loan Document, or any Material Related Agreement (“Transfer Taxes”). The OCM Buyers and the Seller shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.

                                     ARTICLE 3

BUYER’S REPRESENTATIONS AND WARRANTIES

3.1OCM Buyers’ Representations and Warranties. Each OCM Buyer hereby represents and warrants to Seller, severally and not jointly, as of the date of execution of this Agreement and as of the Closing Date as follows:

(a)Each OCM Buyer is validly existing and in good standing under the laws of its state of incorporation. Each OCM Buyer has all requisite power and authority to carry on its business as such business currently is being conducted, to execute and deliver this Agreement and the other Transaction Documents to which it is or will become a party, and to perform its obligations hereunder and thereunder. Each OCM Buyer is duly qualified and has all necessary licenses to do business in all jurisdictions in which the failure to so qualify or be so licensed would have a material adverse effect on an OCM Buyer’s ability to execute, deliver and perform its obligations under this Agreement and any other Transaction Documents to which it is or will be become a party.

(b)Each OCM Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any other Transaction Documents to which it is or will become a party, and no further authorization or consent by an OCM Buyer or its equity owners is required in connection therewith (subject to any required consents being obtained in connection with the Loan Agreements and the Related Agreements). This Agreement and each other Transaction Document to which each OCM Buyer is a party has been duly executed and delivered by each OCM Buyer and is the legal, valid and binding obligation of each OCM Buyer, enforceable against each OCM Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforceability of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other Transaction Document to which each OCM Buyer will become a party will, when executed and delivered by each OCM Buyer, be duly executed and delivered by each OCM Buyer and will constitute the legal, valid and binding obligation of each OCM Buyer, enforceable against each OCM Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforceability of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)The execution and delivery by each OCM Buyer of this Agreement and the other Transaction Documents to which each OCM Buyer is or will become a party and the performance by each OCM Buyer of its obligations hereunder and thereunder do not and will not:

(a)contravene or conflict with any OCM Buyers’ organizational documents or (b) contravene or conflict with or constitute a violation by an OCM Buyer or any of its Affiliates of any provision of (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award to which such OCM Buyer is subject, or (ii) any agreement, contract, indenture, mortgage, note, lease or other agreement, document or instrument to which each OCM Buyer is a party, by which each OCM Buyer is bound or to which any of such OCM Buyer’s assets is subject, except in the case of subsection (b) above, that which would not reasonably be expected to have a material adverse effect on such OCM Buyer’s ability to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party.

(d)No notice to, registration with, consent or approval of or any other action by any Person is required for an OCM Buyer to execute and deliver this Agreement and the other Transaction Documents to which an OCM Buyer is or will become a party or the performance by an OCM Buyer of its obligations hereunder or thereunder (subject to any required consents being obtained in connection with the Loan Agreements and the Related Agreements).

(e)There is no action, suit, legal or arbitration proceeding or administrative proceeding or investigation pending or, to the knowledge of each OCM Buyer threatened, against an OCM Buyer that could have a material adverse effect on the ability of an OCM Buyer to consummate the transactions contemplated hereunder or under any of the other Transaction Documents to which an OCM Buyer is or will become a party, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereunder or thereunder.

(f)No broker, finder or other Person acting under the authority of an OCM Buyer or any of its Affiliates is entitled to any broker’s commission or other fee in connection with the Purchased Interests for which Seller could be responsible.

(g)Each OCM Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

(h)Each OCM Buyer (i) is a sophisticated Person with respect to the purchase of the Purchased Interests and the assumption of any related obligations, (ii) is able to bear the economic risks of an investment in the Purchased Interests and the assumption of any related obligations, (iii) has adequate information concerning the business and financial condition of the Borrowers and Obligors and the status of any Bankruptcy Proceedings relating thereto to make an informed decision regarding the purchase of the Purchased Interests and the assumption of any related obligations, (iv) has such knowledge and experience in financial and business matters, and has made such investments of a similar nature, so as to be aware of the risks and uncertainties inherent in an investment in the Purchased Interests and the assumption of any related obligations, and (v) has independently and without reliance upon Seller or any of its Affiliates or representatives, and based upon such information as each OCM Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement and the other Transaction Documents to which it is or will become a party, except that each OCM Buyer has relied upon the express representations, warranties, covenants and agreements in this Agreement. Each OCM Buyer acknowledges that Seller has not given an OCM Buyer any investment advice, credit information or opinion on whether the purchase of the Purchased Interests or the assumption of any related obligations is prudent.

(i)Each OCM Buyer understands that the Purchased Interests have not been registered under the Securities Act, the securities laws of any state thereof or the securities laws of any other country or jurisdiction, nor is such registration contemplated.

(j)The Purchased Interests to be acquired hereunder are being acquired by the applicable OCM Buyer for such OCM Buyer’s own account for investment purposes only and not with a view to resale or distribution, pledge, assignment or transfer in violation of the Securities Act.

(k)Each OCM Buyer was offered the Purchased Interests through private negotiations, not through any general solicitation or general advertising.

(l)Each OCM Buyer is not a Benefit Plan Investor.

(m)Each OCM Buyer is not an Affiliate of any Borrower or Obligor with respect to any of the Loans or Equity Interests.

3.2No Further Representations. Except as expressly stated in this Agreement, any Transaction Document and in any transfer documents executed pursuant to this Agreement and any other Transaction Document, each OCM Buyer makes no representations or warranties, express or implied, with respect to the transactions contemplated hereby.

                                   ARTICLE 4

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to the OCM Buyers as of the date of execution of this Agreement and the Closing Date as follows:

4.1Organization and Good Standing. Seller is a corporation duly formed, validly existing and in good standing under the laws of the state of its incorporation. Seller has all requisite power and authority to carry on its business as such business currently is being conducted, to execute and deliver this Agreement and the other Transaction Documents to which it is or will become a party, and to perform its obligations hereunder and thereunder. Seller is duly qualified and has all necessary licenses to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on Seller’s ability to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party.

4.2Authorization. Seller has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will become a party and no further authorization or consent by Seller or its stockholders is required in connection therewith. This Agreement and each other Transaction Document to which Seller is a party has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other Transaction Document to which Seller will become a party will, when executed and delivered by Seller, be duly executed and delivered by Seller and will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3No Conflicts; Consents. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is or will become a party and the performance by Seller of its obligations hereunder or thereunder do not and will not taken individually or as a whole: (a) contravene or conflict with the articles of incorporation or by-laws of Seller, (b) contravene or conflict with or constitute a violation by Seller or any of its Affiliates of any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, award or agreement with any Governmental Authority to which Seller is subject or (c) conflict with, violate, result in the breach or termination of, or impair or result in the loss of Seller’s rights in, any agreement, contract, indenture, mortgage, note, lease or other agreement, document or instrument to which Seller is a party. Except as disclosed in Section 4.3 of the Seller Disclosure Schedule or as set forth in the Transaction Documents, no notices, reports or other filings are required to be made by Seller with, nor are any consents, licenses, permits, authorizations or approvals required to be obtained by Seller from, any Person in connection with the execution, delivery and performance by Seller of this Agreement or the other Transaction Documents to which Seller is or will become a party, or the consummation of the transactions contemplated hereby or thereby, taken individually or as a whole (other than any required consents necessary to effect an Elevation of a Participation Interest pursuant to the Master Participation Agreement).

4.4Litigation. There is no action, suit, legal or arbitration proceeding or administrative proceeding or investigation pending or, to the Seller’s Knowledge, threatened, against Seller which could have a material adverse effect on the ability of Seller to consummate the transactions contemplated under this Agreement or the other Transaction Documents to which Seller is or will become a party or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or such other Transaction Documents.

4.5No Brokers. No broker, finder or other Person acting under the authority of Seller or any of its Affiliates is entitled to any broker’s commission or other fee in connection with the Purchased Interests for which Buyer could be responsible.

4.6Accredited Investor. Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

4.7Seller Status. The Seller (i) is a sophisticated Person with respect to the sale of the Purchased Interests and the retention of the Retained Obligations, (ii) is able to bear the economic risks of a sale of the Purchased Interests and the retention of the Retained Obligations, (iii) has adequate information concerning the business and financial condition of the Borrowers, and any Obligors and the status of any Bankruptcy Proceeding related thereto to make an informed decision regarding the sale of the Purchased Interests and the retention of the Retained Obligations, (iv) has such knowledge and experience in financial and business matters, and has made such sales of a similar nature, so as to be aware of the risks and uncertainties inherent in a sale of the Purchased Interests and the retention of the Retained Obligations, and (v) has independently and without reliance upon any OCM Buyer or any of its Affiliates or representatives, and based upon such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement and the other Transaction Documents to which it is or will become a party, except that Seller has relied upon the express representations, warranties, covenants and agreements of each OCM Buyer in this Agreement. Seller acknowledges that the OCM Buyers have not given Seller any investment advice, credit information or opinion on whether the sale of the Purchased Interests or the retention of any related obligations is prudent.

4.8	Benefit Plan Investor. Seller is not a Benefit Plan Investor.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES AS TO THE PURCHASED INTERESTS

Seller hereby represents and warrants as of the date of execution of this Agreement and the Closing Date to Buyer, ORRI Buyer, or Castex Buyer, as applicable, as follows:

5.1Loan Schedule. Each of the representations and warranties set forth in Sections 4.1(c)(ii) and 4.1(e) of the Master Participation Agreement are true, correct, and complete in all material respects with respect to each Loan Interest described or incorporated by reference on the Loan Schedule, including as applicable to the Loan Interests set forth in items 2, 3, and 4 thereof (assuming, solely for purposes of this Section 5.1 that such items 2, 3, and 4 were Participation Interests governed by the Master Participation Agreement and that the information set forth in the Loan Schedule for such Loan Interests is referred to in each instance where such representations and warranties refer to a “Schedule”); provided, however, that (i) no such representations contemplated to be made as of the Settlement Date are required or deemed to be made as of the date hereof, and (ii) with respect to item 4, Buyer is unable to acquire a participation interest and the representation and warranty set forth in 4.1(c)(ii) of the Master Participation Agreement shall not be applicable to item 4. Without limiting the foregoing, the “Commitments” field of the Loan Schedule (and any “Schedule” incorporated by reference therein) shall not have increased between the Cut-Off Date and the Closing Date.

5.2Data Site. Except as set forth in Section 5.2 of the Seller Disclosure Schedule, the Data Site contains (a) true and correct copies of all Material Loan Documents and Material Related Agreements relating to each Loan and Purchased Interest and (b) to Seller’s Knowledge true and correct copies of all other information (other than public information) in written or electronic form which has been in the possession of the Seller or its Affiliates that a prudent investor would consider material to a decision to invest in any Loan or any of the Purchased Interests. As used in clause (b) above “possession” means in the physical possession of the officers, directors and employees of Seller and its Affiliates or which is subject to access, (including access electronically) by such officers, directors and employees in the ordinary course of their business activities.

5.3Diligence Responses. Seller did not make any material misrepresentations with respect to its Diligence Responses to the OCM Buyers or omit any information that would make such Diligence Responses materially misleading; provided, however, with respect to any Diligence Responses related to Syndicated Loan Interests, to the extent Seller has relied upon documentation received by Seller from the applicable Agent related to such Syndicated Loan Interest, unless Seller knew or had a reasonable basis for knowing that any such documentation was inaccurate, incomplete, false or misleading, Seller shall have no liability to the extent any such documentation provided to Seller by the applicable Agent was inaccurate, incomplete, false or misleading.

5.4No Default. Except as set forth in Section 5.4 of the Seller Disclosure Schedule (and identified by reference to the applicable Borrower), no Loan Interest is a Defaulted Loan Interest.

5.5No Modifications Between Cut-Off Date and Closing Date. Neither any Loan Document nor any Related Agreement, has been waived, modified, amended or terminated and no

Obligor has been released or discharged from any liability or obligation thereunder that, in any such case, affects the Purchased Interest in any material respect pursuant to a written instrument in each case between the period from the Cut-Off Date through the Closing Date, except as set forth in Section 5.5 of the Seller Disclosure Schedule.

5.6No Further Representations. Except as expressly stated in this Agreement, any Transaction Document and in any transfer documents executed pursuant to this Agreement and any other Transaction Document, Seller makes no representations or warranties, express or implied, with respect to the transactions contemplated hereby.

5.7Taxes. There are no liens for unpaid Taxes (other than statutory liens for Taxes that are not yet due and payable) on any of the Purchased Interests. The OCM Buyers will not be held liable for any unpaid Taxes that are or have become due on or prior to, or for the portion of unpaid Taxes that are treated as having been accrued during the period preceding, the Closing Date as a successor or transferee, by statute, contract or otherwise, as a result of the transfer of the Purchased Interests pursuant to this Agreement.

5.8Tax Treatment. Seller has consistently treated the Loan Interests and the Participation Interests as direct or indirect interests, respectively, in indebtedness for U.S. federal income tax purposes Seller has not received written notice from a Borrower that (i) the payments it has received prior to the date hereof have been treated by any Borrower or Lender as other than payments of principal and interest paid on indebtedness or (ii) the Loan Interests or the Participation Interests have been treated by a Borrower or a Lender as other than indebtedness for

U.S. federal income tax purposes.

5.9Financing Statements. UCC-1 financing statements effective to perfect a security interest granted in the Underlying Collateral constituting personal property in which a security interest can be perfected by the filing of a financing statement in the State of Louisiana under Article 9 of the Uniform Commercial Code of the State of Louisiana, have been filed against each Borrower or other Obligor formed in the State of Louisiana for the Loans set forth on Schedule 5 (and identified by reference to the applicable Borrower), in each case meeting the requirements of the applicable related Loan Agreement for which such personal property constitutes Underlying Collateral.

ARTICLE 6

CONDITIONS TO CLOSING

6.1Conditions to OCM Buyer’s Obligations to Consummate the Closing. OCM Buyer’s obligation to consummate the Closing on the Scheduled Closing Date shall be conditioned upon satisfaction (or waiver by OCM Buyers in writing) of the following conditions:

(a)The representations and warranties of Seller in Articles 4 and 5 of this Agreement and in the Master Participation Agreement and the other Transaction Documents shall be true and correct in all material respects (except to the extent qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date hereof and as of the Closing Date.

(b)Seller shall have performed its obligations under this Agreement and the other Transaction Documents required to be performed on or prior to the Closing Date in all material respects.

(c)No material suit, action, or other proceeding instituted by any Person (other than Buyer or an Affiliate of Buyer) shall be pending before any court or other Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or providing for substantial damages in connection with, the transactions contemplated by this Agreement or the other Transaction Documents (other than any such suit, action, or other proceeding relating specifically to one or more Purchased Interests but not the sale of the Purchased Interests generally).

(d)With respect to each Loan set forth on Schedule 4 attached hereto (and identified by reference to the applicable Borrower), secured, or purporting to be secured by, Underlying Collateral, consisting of real property interests, duly executed, recorded mortgages are in effect as of the Closing Date that have been included in the Data Site and made available to Buyer which create a valid and effective mortgage lien on such Underlying Collateral meeting the requirements of the Loan Document for such Loan (as determined by Buyer acting in good faith and in a commercially reasonable manner), except with respect to real property interests having a present market value, as reasonably determined by Buyer in a commercially reasonable manner, in the aggregate that is no greater than $12,875,910.80.

(e)	Seller shall have delivered each of the items specified in Section 7.2 to Buyer.

6.2Conditions to Seller’s Obligations to Consummate the Closing. Seller’s obligation to consummate the Closing on the Scheduled Closing Date shall be conditioned upon satisfaction (or waiver by Seller in writing) of the following conditions:

(a)The representations and warranties of each OCM Buyer in Article 3 of this Agreement and in the Master Participation Agreement and the other Transaction Documents shall be true and correct in all material respects (except to the extent qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date hereof and as of the Closing Date.

(b)Each OCM Buyer shall have performed its obligations under this Agreement to be performed on or prior to the Closing Date in all material respects.

(c)No material suit, action, or other proceeding instituted by any Person (other than Seller or an Affiliate of Seller) shall be pending before any court or other Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or providing for substantial damages in connection with, the transactions contemplated by this Agreement or the other Transaction Documents (other than any such suit, action, or other proceeding relating specifically to one or more Purchased Interests but not the sale of the Purchased Interests generally).

(d)Each OCM Buyer shall have delivered, as applicable, each of the items specified in Section 7.1 to Seller.

6.3Obligation to Satisfy Closing Conditions. Each of Seller and each OCM Buyer shall use all commercially reasonable efforts to cause the satisfaction of all conditions to the obligations of the other party set forth in Sections 6.1 and 6.2, as applicable.

                            ARTICLE 7

CLOSING AND AGREEMENT DELIVERIES

7.1OCM Buyers’ Obligations at Closing. Each OCM Buyer shall perform the following on the Closing Date:

The applicable OCM Buyer shall deliver to Seller:

(a)	the payment required to be made pursuant to Section 2.1;

(b)	the Master Participation Agreement duly executed by Buyer;

(c)	the Assignment and Assumption Agreements duly executed by Buyer;

(d)	the Bi-Lateral Assignments duly executed by Buyer;

(e)	the Payment Rights Agreements duly executed by PR Buyer;

(f)each other Transaction Document to which an OCM Buyer is a party, duly executed by such OCM Buyer;

(g)such other documents as Seller may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement; and

(h)a fully completed and validly executed IRS Form W-9, W-8BEN-E, W- 8IMY or W-8ECI (as applicable).

7.2	Seller’s Obligations at Closing. Seller shall perform the following on the Closing

Date:

Seller shall deliver to Buyer:

(a)	the Master Participation Agreement duly executed by Seller;

(b)	the Assignment and Assumption Agreements duly executed by Seller;

(c)	the Bi-Lateral Assignments duly executed by Seller;

(d)	the Payment Rights Agreement duly executed by Seller;

(e)a properly completed and executed Internal Revenue Service Form W-9 with respect to Seller;

(f)a certificate of non-foreign status with respect to Seller meeting the requirement of Treasury Regulation Section 1.445-2(b)(2) and Section 1446(f)(2) of the Code;

(g)each other Transaction Document to which Seller is a party, duly executed by Seller; and

(h)such other documents as Buyer may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

                            ARTICLE 8

PRE-CLOSING COVENANTS OF SELLER

8.1 Covenants of Seller. During the period from the date hereof to the Closing Date, Seller agrees with Buyer that:

(a)Seller shall consult with Buyer or its Affiliates prior to agreeing to or consenting to or voting in favor of:

(i)any amendment of any of the Loan Documents or Material Related Agreements; or

(ii)the release of any security for any Loan Interest except when required to do so pursuant to the provisions of the related Loan Documents; or

(iii)any waiver of rights, any consent, or any grant of any other material concession under any Loan Documents or Related Agreement.

(b)Seller shall provide to Buyer, on behalf of the OCM Buyers, a copy of any written notice or other written communication or other material information concerning the Purchased Interests, and any amendment, supplement, consent, waiver or other modification in respect thereof under any related Loan Document or Related Agreement, in each case to the extent received by Seller or its Affiliates prior to Closing.

(c)Seller shall promptly notify Buyer if Seller becomes aware of any event or circumstance that would be reasonably likely to result in a material breach of any of the representations, warranties, covenants or agreements made by the Seller in this Agreement or the other Transaction Documents.

(d)Seller shall not transfer any of the Purchased Interests or grant any liens or Encumbrances on the Purchased Interests.

                  ARTICLE 9

POST-CLOSING COVENANTS

9.1Consents to Assignment. On the Closing Date, Seller shall deliver the Consent Requests and shall use commercially reasonably efforts to obtain the consent of the recipients as provided under such applicable Loan Agreement in order to elevate the relevant Participation Interest in accordance with the Master Participation Agreement. With respect to the Loan Interest subject to each Payment Rights Agreement, Seller shall use commercially reasonably efforts to obtain the consent of each Person whose consent is needed in order for Seller to grant Buyer a participation in such Loan Interest. Upon obtaining such consent, Seller shall grant Buyer a participation in such Loan Interest by supplementing the Master Participation Agreement to include such Loan Interest.

9.2Seller Bi-Lateral Loan Interests. With respect to any Seller Bi-Lateral Loan Interests, upon reasonable request of the Buyer, Seller shall promptly execute or cause to be executed any and all documents that are necessary or advisable for the purposes of transferring Seller’s interest in any Underlying Collateral Documents with respect to any Seller Bi-Lateral Loan Interests to Buyer in accordance with the terms of the relevant Loan Documents.

9.3Document Delivery; Data Site. With respect to the Loan Interests and the Equity Interests, as soon as practicable but in no event later than 60 calendar days after the Closing Date, Seller shall deliver to Buyer, on behalf of the OCM Buyers, or such other Person as Buyer shall designate in writing, copies of all Loan Documents, and Material Related Agreements, in each case in its possession, relating to such Loan Interests and Equity Interests; provided that Seller shall be entitled to satisfy its delivery obligations under this Section 9.3 by causing the Data Site to remain in operation pursuant to and in accordance with the succeeding sentence. Seller agrees that it shall cause the Data Site to remain in operation (and shall not remove any files, documents or other information posted thereto) until September 30, 2020, and Seller shall cause Buyer and its Affiliates to be granted access thereto during such time (provided, however, that any Affiliates of Buyer granted access shall comply with any confidentiality restrictions imposed upon Buyer in connection with such access).

9.4Further Assurances. Each party agrees to (a) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments, and (b) take or cause to be taken all such other and further actions as the other party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement.

       ARTICLE 10

MISCELLANEOUS

10.1Termination. Either the OCM Buyers or Seller may terminate this Agreement if the Closing has not occurred for any reason (other than due to a breach of a representation, warranty or covenant in this Agreement by the party seeking to terminate) on or before July 24, 2020. If the Closing does not occur as a result of the failure of the condition to Closing set forth in Section 6.1(d), Buyer shall provide Seller documentary evidence setting forth the basis therefor together with reasonably supporting documentation.

10.2Survival. All representations and warranties made by Seller and OCM Buyers in this Agreement and the other Transaction Documents shall survive the Closing.

10.3Amendments, Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.4Entire Agreement. This Agreement and the other agreements contemplated herein set forth the entire understanding among the parties hereto as to the subject matter hereof and thereof, and all prior or contemporaneous agreements, understandings, representations and statements between the parties with respect to such subject matter, written or oral, are merged into and superseded by this Agreement and such other agreements.

10.5Severability. Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any section, provision, representation, warranty or covenant of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any particular jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

10.6Notices. Unless otherwise specified, all notices required or permitted to be given by this Agreement shall be in writing and shall be (a) delivered in person, (b) delivered by certified or registered mail, postage prepaid, with return receipt requested, (c) transmitted by facsimile, (d) transmitted by e-mail (provided that any notice for a default under this Agreement shall not be transmitted by email) or (e) if sent by Federal Express or other nationally recognized overnight courier service or overnight express U.S. mail, postage prepaid:

(i)to the Seller at the following address: Hancock Whitney Bank

701 Poydras Street, Suite 3400

New Orleans LA 70139 Attn: Mike Achary

Title: SEVP & Chief Financial Officer Phone: (504) 586-7161

Email: Michael.Achary@hancockwhitney.com

With copies to:

Hancock Whitney Bank Attn: Joy Lambert Phillips PO Box 4019

Gulfport, MS 39502 Title: General Counsel Office: (228) 563-5755

Email: joy.phillips@hancockwhitney.com and

Hancock Whitney Bank 3200 Kirby St. 11th Floor Houston, TX 77098

Attn: Kevin Rafferty

Title: Director of Business Development and Special Assignments Phone: (832) 922-0385

Email: Kevin.Rafferty@hancockwhitney.com

(ii)to the Buyer, on behalf of the OCM Buyers, at the following address: OCM ENGY HOLDINGS, LLC

C/O OAKTREE CAPITAL MANAGEMENT, L.P.

333 S. Grand Ave., 28th Floor Los Angeles, CA 90071 jmikes@oaktreecapital.com

+1 (213) 356-3293

ghan@oaktreecapital.com

+1 (213) 830-6243

or to such other address of which Buyer, Seller notifies the other parties in writing. Notices personally delivered or transmitted by facsimile or e-mail shall be deemed to have been given on the date of delivery. All other notices in accordance herewith shall be deemed to have been given upon receipt (or refusal to accept delivery).

10.7Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

10.8Excluded Information. Notwithstanding anything in this Agreement to the contrary each OCM Buyer acknowledges that (i) Seller may currently have, and later may come into possession of material non-public information with respect to the Purchased Interests, the related Borrowers or other Obligors under the Loan Interests that is not known to each OCM Buyer and that may be material to a decision to purchase the Purchased Interests and assume any related obligations (“Excluded Information”), (ii) each OCM Buyer has determined to purchase the Purchased Interests and assume any related obligations notwithstanding its lack of knowledge of the Excluded Information, and (iii) Seller shall have no liability to such OCM Buyer with respect to the nondisclosure of the Excluded Information in connection with the transactions contemplated hereby; provided, however, that the Excluded Information shall not and does not affect the truth and accuracy of Seller’s representations and warranties in this Agreement.

10.9No Consequential Damages. Notwithstanding anything in this Agreement to the contrary, no party shall have any liability under this Agreement for any indirect, speculative, special, incidental, consequential, punitive or similar damages, including lost profits, lost opportunity costs or lost prospective economic advantage.

10.10	Governing Law; Proceedings; Waiver of Jury Trial.

(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of any court located in the Borough of Manhattan in the County of New York in the State of New York or any federal court sitting in the Borough of Manhattan in the County of New York in the State of New York for purposes of any suit, action or other proceeding arising out of this Agreement (and each of the parties agrees not to commence any action, suit or proceeding relating thereto except in such courts). THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY SUCH DISPUTE.

10.11Confidentiality. The parties agree that, without the prior written consent of the other party, they will not disclose, and will cause their respective Affiliates and representatives not to disclose, any Confidential Information to any Person, except (i) as required to implement or enforce this Agreement or any other Transaction Document, (ii) if required to do so by any law, court, regulation, subpoena or other legal process, (iii) to any Governmental Authority, stock exchange on which any of such parties’ securities are listed or traded, or any self regulatory organization having or asserting jurisdiction over such party, (iv) if advised by its attorneys that it has a legal obligation to do so, or (v) to its professional advisors, servicers, auditors and other relevant service providers to the extent they are under an obligation to keep such Confidential Information confidential.

10.12Assignment. No party hereto shall be entitled to transfer or assign its rights or obligations under this Agreement to any other Person without the prior written consent of the other parties hereto; provided that any OCM Buyer may assign any or all of its rights to an Affiliate of such OCM Buyer without prior written consent of Seller. Notwithstanding the foregoing proviso, any OCM Buyer who assigns any or all of its rights to an Affiliate of such OCM Buyer shall provide prior written notice to Seller and shall meet all of Seller’s “know your customer” requirements. No OCM Buyer shall be permitted to delegate any of its obligations under any Transaction Document other than as permitted therein. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

10.13Subrogation. To the extent that any OCM Buyer enforces any right, claim or remedy against Seller under this Agreement and receives payment or another remedy from Seller in respect of such right, claim or remedy, such OCM Buyer agrees that, to the extent permitted by law, without the need for further action on the part of either party, Seller shall be subrogated to the rights of such OCM Buyer against any other person or entity, with respect to such right, claim or remedy to the extent that such OCM Buyer receives such payment or other remedy from Seller.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

SELLER:

HANCOCK WHITNEY BANK

By:	Name:

Title:

BUYER:

OCM ENGY HOLDINGS, LLC

By:	Name:

Title:

By:	_ Name:

Title:

[Signature Page to Master Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

SELLER:

HANCOCK WHITNEY BANK

By:	_ Name:

Title:

BUYER:

OCM ENGY HOLDINGS, LLC

By:	Name:

Title:

[Signature Page to Master Purchase Agreement]